Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-60207) pertaining to the Supplemental Retirement and Savings Plan, the Stock Option Plan, and the Employee Equity Purchase Plan of United Defense Industries, Inc. of our report dated January 28, 2002, with respect to the consolidated financial statements and schedules of United Defense Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 19, 2002